Exhibit (p)(4)

Policy & Procedure Library

Publish Date: 25 November, 2013
Title: GAM-UK – Code of Ethics
Page 1

Code of Ethics

Owners: RBC Global Asset Management UK Compliance
Approved by: Chief Compliance Officer for RBC Global Asset Management UK
Next Review Date: November 2014

RBC Global Asset Management UK
(For Internal Use Only)

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Table of Contents

Code of Ethics		1
Table of Contents		2
Most Recent Changes		3
Policy		4
1	Policy Summary Statement	4
2	Rationale	4
3	Scope	4
4	Applicable Regulations	4
5	GAM-UK Related Policies and Procedures	4
6	Definitions	4
7	Standards of Business Conduct	5
8	Personal Account Dealing	6
9	Escalation	6
10	Declarations	6
11	Limited Exemptions	6
12	Record-Keeping	7
13	Changes to this Code	7
Approval, Responsibility and Review Schedule		8

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Most Recent Changes

November 2013 Policy adopted.

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Policy

1          Policy Summary Statement

High ethical standards are essential for the success of GAM-UK to maintain the confidence of our Clients. GAM-UK’s business interests are best served by adherence to the principle that the interests of our Clients come first.

This Code of Ethics (this “Code”) should be read in conjunction with RBC’s Code of Conduct, available on RBC’s intranet.

2          Rationale

In recognition of GAM-UK’s fiduciary duty to our Clients and our desire to maintain high ethical standards, GAM-UK has adopted this Code. This Code sets out standards of business conduct in accordance with our fiduciary duty to Clients; fosters compliance with applicable U.S. federal securities laws; and strives to eliminate transactions that could be suspected of being in conflict with the best interests of our Clients.

3          Scope

This Code applies to all Supervised Persons and adherence to this Code is a condition of employment by GAM-UK.

•	Violations or suspected violations of this Code (including the discovery of any violation committed by another Supervised Person) should be reported immediately to GAM-UK Compliance, which will determine which persons or units are appropriate to handle the matter thereafter.

•	Violations of this Code may result in written warnings, written reprimands, fines, and the cancellation of transactions, disgorgement of profits, the suspension or cancellation of personal trading privileges, up to and including the suspension or termination of employment.

•	If you are uncertain about how any provision of this Code applies to you, you should contact your Line Manager, GAM-UK Compliance or Human Resources.

4          Applicable Regulations

•	Section 204A, Rule 204A-1, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended

•	Section 17(j), Rule 17j-1, and Rule 38a-1 under the Investment Company Act of 1940, as amended

5          GAM-UK Related Policies and Procedures

•	RBC Code of Conduct

•	Personal Account Dealing Policy

•	Market Abuse Policy

•	Market Rumours Policy

•	Inside Information Policy

•	Gifts and Entertainment Policy

•	Outside Activities and Business Interests Policy

•	Conflicts of Interest Policy.

6          Definitions

Access Person – Subject to paragraph 11 below, any employee, director, or officer of GAM-UK; and any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

•	Note: GAM-UK considers all of its employees, directors and officers to be Access Persons, with certain exceptions for individuals who a) do not carry out functions contributing directly to the day-to-day investment advisory business and b) have as their primary place of work an area separated from GAM-UK’s investment advisory business to such an extent that they are not reasonably likely to receive inside information regarding purchases or sales of securities, security recommendations or portfolio holdings. In addition, certain employees of affiliates or otherwise related persons may

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be considered Access Persons when they are in receipt of nonpublic information regarding securities transactions, recommendations and/or holdings in any Client’s account.

Client – Any person or entity GAM-UK serves as investment adviser, sub-adviser or an equivalent role. Where GAM-UK is the investment adviser to a fund or collective interest, the fund or collective interest – not any fund investor – is our client.

CCO – The Chief Compliance Officer for GAM-UK.

Fund – A mutual fund formed under the Investment Company Act of 1940

GAM-UK – RBC Global Asset Management (UK) Limited

GAM-UK Compliance – The CCO, GAM-UK’s Compliance Manager or, in their absence, WM Compliance Advisory UK.

Security - Includes, in general terms, long or short positions in all forms of shares, limited partnership interests, notes, bonds, debentures (including non-investment grade bonds and debentures), and other evidence of indebtedness, investment contracts, rights, warrants, options, trust units and similar instruments and, for the avoidance of doubt, includes any instrument within the definition of Security in the Investment Advisers Act of 1940.

Supervised Person – Subject to paragraph 11 below, any employee, director, or officer, of GAM-UK, or any other person who provides advice on behalf of GAM-UK and is subject to GAM-UK’s supervision and control. All Access Persons are considered Supervised Persons.

7          Standards of Business Conduct

GAM-UK shall conduct its business at all times consistently with its fiduciary duties to its Clients. This means GAM-UK has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients including putting Client interests first at all times.

This Code and other GAM-UK Policies and Procedures address certain specific elements of GAM-UK’s fiduciary obligations. However, they cannot, and are not intended to, address all circumstances in which a consideration of GAM-UK’s fiduciary obligations will arise.

Accordingly, GAM-UK expects all Supervised Persons to adhere strictly to the specific requirements of this Code and other GAM-UK Policies and Procedures, but to also think beyond them and to conduct themselves with honesty and integrity in accordance with GAM-UK’s fiduciary obligations. Any activity that compromises those obligations or that could be perceived as improper jeopardizes GAM-UK’s integrity, even if it does not expressly violate a rule or a specific provision of this Code, and has the potential to harm GAM-UK’s reputation.

7.1          Compliance with Laws and Regulations

All Supervised Persons are required to comply with all applicable laws of the jurisdiction to which that Supervised Person is subject, including but not limited to the UK Financial Conduct Authority Principles; MIFID; the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; and the Investment Advisers Act of 1940, as amended.

This includes prohibiting any activity which directly or indirectly:

•	Defrauds a Client in any manner

•	Misleads a Client, including any statement that omits material facts

•	Operates or would operate as a fraud or deceit on a Client

•	Functions as a manipulative practice with respect to a Client

•	Functions as a manipulative practice with respect to Securities.

7.2          Confidentiality of Information

GAM-UK and its Supervised Persons share a duty to ensure the confidentiality of Client information, including account numbers, Client holdings, transactions and securities recommendations. This includes the holdings and other non-public information related to accounts for which GAM-UK provides investment advisory services. To ensure this duty is fulfilled, GAM-UK has adopted this Code, RBC’s Code of Conduct (which includes Client Privacy, Enterprise Privacy & Information Risk Management Policy) and the RBC Client Privacy Policy. All Supervised Persons are required to adhere to each of these policies. All Supervised Persons are also prohibited from disclosing confidential information concerning GAM-UK, including any trade secrets or other proprietary information, including materials marked for internal use only.

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7.3          Conflicts of Interest

Supervised Persons should be aware of activities that may involve conflicts of interest. Given the nature of GAM-UK’s business and business relationships it may have with its affiliates, conflicts can arise in various contexts. Where possible, GAM-UK’s objective is to avoid any conflict between GAM-UK, Supervised Persons, affiliates, and Clients. Where a conflict cannot be avoided, GAM-UK has policies and procedures to manage those conflicts as outlined in its Conflicts of Interest Policy. As a fiduciary, GAM-UK’s objective is to serve in the best interest of the Client, which means the interests of GAM-UK’s Client must always come first. If you are concerned that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a Client’s interests or between GAM-UK’s business interests and a Client’s interests, contact your manager or the CCO for guidance.

At all times Supervised Persons shall comply with GAM-UK’s Conflicts of Interest Policy.

7.4          Material Non-Public Information

It is a violation of the fiduciary obligation owed to Clients and securities laws to use knowledge about trading activity or proposed trading activity in Clients’ accounts to engage in trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where a Supervised Person trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The pre-clearance requirement and rules explained in the Personal Account Dealing Policy are designed to help prevent, detect and correct these and other improper practices.

GAM-UK policies, rules and reporting requirements are also reasonably designed to allow GAM-UK to address potential or actual issues related to trading when one might be holding material, non-public information, commonly referred to as “insider trading”. If you believe you have come into possession of material, non-public information, you must immediately notify GAM-UK Compliance or Law Group, refrain from engaging in transactions in that security and maintain the confidentiality of the information. It is a violation of U.S. federal securities law to trade on material, non-public information.

At all times comply with all relevant GAM-UK policies, including the:

•	Inside Information Policy

•	Information Barriers Policy

•	Market Abuse Policy

•	Market Rumours Policy.

8          Personal Account Dealing

The Personal Account Dealing Policy describes GAM-UK’s policies and procedures in relation to personal transactions in Securities. The Personal Account Dealing Policy applies to all Supervised Persons.

9          Escalation

Any breach of this Code or other policies outlined in paragraph 5 must be promptly reported to GAM-UK Compliance or the CCO. The CCO will decide whether any reported breach should be further reported to relevant Clients.

10        Declarations

All Supervised Persons will be required to complete the Annual Compliance Declaration confirming receipt of and compliance with the Code of Ethics and other policies outlined in paragraph 5 and any amendments.

11        Limited Exemptions

11.1          RBC Exempt Individuals

Certain GAM-UK officers and/or directors (“RBC Executives”) who fall under the definition of Supervised Person or Access Person may not be GAM-UK employees and serve in such roles solely at the request of RBC or its affiliates. If ALL of the following conditions apply, such RBC Executives shall be exempt from this Code and will be asked to provide an annual certification of the facts giving rise to their exempt status.

Exempt individuals must be individuals who:

•	Have no day to day involvement with GAM-UK;

•	Do not predominantly use GAM-UK premises as their workplace;

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•	Do not make securities recommendations to GAM-UK Clients or have access to such recommendations that are non-public;

•	Do not have access to non-public information regarding any Clients’ purchase or sale of securities;

•	Do not have access to non-public information regarding the portfolio holdings of any Client account; and

•	Are subject to other applicable similar Codes, including enterprise-wide policies related to trading RBC securities.

11.2          Extraordinary Exemptions

GAM-UK Compliance may grant limited exemptions to certain requirements of the Code in its sole discretion, where extraordinary circumstances warrant and GAM-UK Compliance is satisfied that granting the exemption would not represent a breach of relevant rules and regulations, a breach of GAM-UK’s fiduciary obligations or undue risk to its Clients or GAM-UK. All requests for such exemptions shall be in writing and GAM-UK Compliance will maintain a written record of its response.

12          Record-Keeping

Records required to ne kept for seven years (minimum two years on-site)

•	A copy of the Code of Ethics and other GAM-UK Related Policies and Procedures listed in paragraph 5 currently in effect and any that have been in effect within the past seven years

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•	All written Acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an employee of RBC or otherwise is and was considered a “Supervised Person”

•	A list of persons who are currently, or within the past seven years were considered Access Persons

•	Any reports made to the Board of Directors of a Fund advised or sub-advised by GAM-UK related to this Code of Ethics and other policies identified in paragraph 5.

•	All records related to the granting of exemptions to the Code of Ethics

•	All records documenting the annual review of the Code of Ethics.

13          Changes to this Code

Any material change to this Code must be informed to any Client who is a Fund promptly, so that Client is able to approve the change within 6 months.

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Approval, Responsibility and Review Schedule

Contact Information:	RBC Global Asset Management UK Compliance

Responsibility for this Policy:	RBC Global Asset Management UK Compliance

Policy Review and Approvals:

Review Cycle:	Annual

Next Review Due:	November 2014

Approved By:	Melanie Keyes, Chief Compliance Officer RBC Global Asset Management UK and Head of Wealth Management Compliance UK

Approval Date:	25 November 2013

End of Document